Exhibit 99.2

SUPERVALU Announces Early Tender Results, Pricing and Upsize of Tender Offer

MINNEAPOLIS—(BUSINESS WIRE)—May 16, 2013—SUPERVALU INC. (NYSE: SVU) (“SUPERVALU”) today announced the Early Tender Time (as defined below) results and the determination of the Total Consideration, as shown in the table below, for its previously announced modified “Dutch Auction” tender offer (the “Offer”) to purchase up to $300,000,000 (subject to increase, the “Tender Cap”) aggregate principal amount of its outstanding 8.000% Senior Notes due 2016 (the “Notes”).

SUPERVALU also announced that it has increased the Tender Cap from $300,000,000 to $372,018,000, and amended the “Financing Condition” as set forth in the Offer to Purchase (as defined below) such that the New Notes Offering (as defined in the Offer to Purchase) must result in the issuance of a minimum aggregate principal amount of $372,018,000 of unsecured debt securities of SUPERVALU, instead of the previous minimum aggregate principal amount of $300,000,000 (the “Amended Financing Condition”). Except as described in this press release, all other terms of the Offer as described in the Offer Documents (as defined below) remain unchanged.

On May 2, 2013, SUPERVALU commenced the Offer in accordance with the terms and conditions set forth in the Offer to Purchase, dated May 2, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”) sent to holders of the Notes.

As of 12:00 midnight, New York City time, at the end of May 15, 2013 (the “Early Tender Time”), $372,018,000 aggregate principal amount of Notes were validly tendered and not validly withdrawn.

Select terms of the Offer are described in the table below.

Notes	CUSIP/ ISIN Number	Principal Amount Outstanding (in millions) (1)	Principal Amount Tendered(2)	Total Consideration/ Clearing Price (3)(4)(5)
8.000% Senior Notes due May 1, 2016	868536 AT0; US868536AT00	$1,000	$372,018,000	$1,130

(1)         Aggregate principal amount outstanding as of May 2, 2013.

(2)         As of 12:00 midnight, New York City time, at the end of May 15, 2013 (the “Early Tender Time”).

(3)         Per $1,000 principal amount of Notes accepted for purchase.

(4)         Includes the early tender premium of $30.00 per $1,000 principal amount of Notes (the “Early Tender Premium”).

(5)         Plus Accrued Interest (as defined below).

As a result of the increase in the Tender Cap, all Notes validly tendered and not validly withdrawn prior to the Early Tender Time will be accepted for purchase by SUPERVALU, without proration, subject to the Amended Financing Condition and the other terms and conditions of the Offer. Based on the foregoing results and the increase to the Tender Cap, the Offer is fully subscribed at the Early Tender Time (but not oversubscribed).

As set forth in the Offer to Purchase, holders who validly tendered (and did not validly withdraw) their Notes at or prior to the Early Tender Time and whose Notes are accepted for purchase will receive the Total Consideration, which includes the Early Tender Premium. Holders who validly tender their Notes after the Early Tender Time and at or prior to the Expiration Time and whose Notes are accepted for purchase, if any, will receive the Tender Offer Consideration, which is equal to $1,100 per $1,000 principal amount of Notes accepted for purchase. Unless SUPERVALU further increases the Tender Cap, no further Notes shall be accepted for purchase pursuant to the Offer. Holders whose Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date to, but not including, the date SUPERVALU pays for such Notes (“Accrued Interest”).

The Withdrawal Deadline for the Offer was 12:00 midnight, New York City time, at the end of May 15, 2013, and has not been extended. The Offer will expire at 12:00 midnight, New York City time, at the end of May 30, 2013, unless extended or earlier terminated by SUPERVALU in its sole discretion (such time, as the same may be extended or earlier terminated, the “Expiration Time”).

The Offer is subject to satisfaction or waiver of certain conditions, including the Amended Financing Condition, as specified in the Offer to Purchase.

SUPERVALU reserves the right, but is not obligated, to elect to accept Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Time in an aggregate principal amount up to the Tender Cap (our “Early Settlement Right”), provided that all conditions to the Offer have been satisfied or waived by SUPERVALU, on any date following the Early Tender Time and at or prior to the Expiration Time.  Notes so accepted may be settled on the date of SUPERVALU’s early acceptance or promptly thereafter prior to the Expiration Time (the “Early Settlement Date”).  The “Final Settlement Date” with respect to the Offer will be the date that SUPERVALU settles all Notes accepted for purchase pursuant to the Offer and not previously settled on the Early Settlement Date, if any.  Each of the Early Settlement Date and the Final Settlement Date are referred to as a “Settlement Date.”  No tenders of Notes submitted after the Expiration Time will be valid or accepted.

Capitalized terms used in this press release and not defined herein have the meanings given to them in the Offer to Purchase.

Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Offer. Global Bondholder Services Corporation is serving as Tender Agent and Information Agent in connection with the Offer. Persons with questions regarding the Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-0215 (collect). Requests for copies of the Offer Documents may be directed to Global Bondholder Services Corporation at 866-873-6300 (toll free) or 212-430-3774 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the Offer. The Offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the Offer. The Offer Documents contain important information and should be read carefully before any decision is made with respect to the Offer.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of SUPERVALU. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores, composed of 1,900 independent stores serviced primarily by the Company’s food distribution business; 1,331 Save-A-Lot stores, of which 950 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Investor Contact

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com